

Mark Rothko (1903–1970)



Mark Rothko is a pioneer of the New York School and remains one of the most influential artists of the twentieth century, best known for his immersive color field paintings.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Rothko) *

13.6%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



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Initial Offering

$8,891,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	38 years
2020 Auction Sales	moderate	$40,749,859
Repeat Sales		view

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INVEST NOW **DEAL SHEET**

WHY WE LIKE THIS PAINTING

- Mark Rothko was one of the preeminent artists of his generation, and is best known for his color field paintings depicting painterly rectangles of color.
- The Painting is an intimately-scaled vibrant work on paper mounted on panel that was executed in 1968, the same year Rothko survived an aortic aneurysm, which led the artist to focus on small scale painting.
- The Painting closely resembles *Untitled* (1968) in the collection of the Museum of Modern Art in New York, a work of matching scale that was created in the same year and exhibits a bright yellow and orange composition.
- The Painting was recently described by Christopher Rothko, the artist's son, as "[the] most reminiscent of his earlier works."
- The Painting was prominently featured in "Mark Rothko 1968: Clearing Away" at Pace Gallery in London, an important exhibition of works on paper from the late 1960s, and bears impeccable provenance as the prior owner acquired the Painting directly from the artist's estate.
- Large scale works on paper from this series have sold in excess of $10 million at auction: *Untitled* (1969) sold for $18,856,500 in May 2018, *Untitled* (1969) sold for $11,000,000 in November 2017, and *Untitled (Red and Burgundy over Blue)* (1969) sold for $10,515,000 in May 2019.
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- Six paintings by Mark Rothko have achieved auction prices over $60 million, including his top auction record of $86.9 million set in 2012 for *Orange, red, yellow* (1961), and more recently *No. 7 *(1951) which sold for $82.5 million in November 2021.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 13.6% annualized from 1988 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$40,749,859

2020 Number of Lots Sold
9

MARK ROTHKO

b. 1903, LATVIA–d. 1970, NEW YORK

Acrylic and paper mounted on panel | 23 × 18 in. (61 × 46 cm.)

Mark Rothko is a pioneer of the New York School and remains one of the most influential artists of the twentieth century, best known for his immersive color field paintings.



$8,891,000

INITIAL OFFERING

13.6%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is an intimately-scaled vibrant work executed in acrylic on paper mounted on panel in 1968, the same year Mark Rothko suffered an aortic aneurysm, which led him to further focus on small scale painting. The late 1960s was a prolific period for the artist, and he produced a substantial body of works on paper that were mounted on panel, canvas or board to recall the presence of unframed canvases, like the Painting. The scale and color palettes of the works on paper vary across the series, generally ranging from eighteen inches to over fifty inches, and from bright reds and yellows to full compositions of blacks and browns. The Painting exhibits a bright orange field above a white rectangular form set against a yellow background. The Painting closely resembles "Untitled" (1968) in the collection of the Museum of Modern Art in New York, a work of matching scale that was created in the same year and exhibits a bright yellow and orange composition. The Painting and its creation were recently described by Christopher Rothko, the artist's son, as "[the] most reminiscent of his earlier works," and was prominently featured in "Mark Rothko 1968: Clearing Away" at Pace Gallery in London, an important exhibition of works on paper from the late 1960s. The Painting bears impeccable provenance as the prior owner acquired the Painting directly from the artist's estate. Large scale works on paper from this series have sold in excess of $10 million at auction: "Untitled" (1969) sold for $18,856,500 at Sotheby's, New York on May 16, 2018, *Untitled* (1969), sold for $11,000,000 at Christie's, New York on November 15, 2017, and *Untitled (Red and Burgundy over Blue)* (1969) sold for $10,515,000 at Sotheby's, New York, on May 16, 2019. The series, bright color palette, surface and intimate scale of the Painting, make it a commercial and desirable late work by Mark Rothko.

Rothko's first retrospective opened at the Museum of Modern Art in New York in 1961 and traveled extensively through Europe before closing in Paris in 1963. It was deemed by critic Thomas B. Hess to be "one of the most beautiful shows ever presented by the museum." In 1978, the Guggenheim organized a major posthumous retrospective. Rothko's work is held in numerous permanent collections, with extensive holdings in Washington D.C.'s National Gallery of Art, which has also produced the catalogues raissonné of his paintings and works on paper. The Rothko Estate is represented internationally by Pace Gallery. The artist's large Color Field paintings frequently achieve prices in excess of $20 million at auction. As of February 15, 2022, the artist's top three auction records are led by *Orange, Red, Yellow* (1961), which sold for $86,882,500 at Christie's, New York on May 8, 2012, followed by *No. 7* (1951), which recently sold for $82,468,500 at Sotheby's, New York on November 15, 2021, and *No. 10* (1958), which sold for $81,925,000 at Christie's, New York on May 13, 2015.

AS OF FEBRUARY 15, 2022 THE ARTIST'S TOP THREE AUCTION RECORDS ARE LED BY *ORANGE, RED, YELLOW* (1961), WHICH SOLD FOR $86,882,500 AT CHRISTIE'S, NEW YORK ON MAY 8, 2012, FOLLOWED BY *NO. 10* (1958), WHICH SOLD FOR $81,925,000 AT CHRISTIE'S, NEW YORK ON MAY 13, 2015, AND *NO. 7* (1951), WHICH RECENTLY SOLD FOR $82,468,500 AT SOTHEBY'S, NEW YORK ON NOVEMBER 15, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$9M
$6.8M
$4.5M
$2.3M
1987
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2021

Mark Rothko was born Marcus Rothkowitz, and at age ten, his family emigrated to the United States from Latvia and settled in Portland, Oregon. Rothko moved to New York City in 1923, where he decided to become an artist. He studied with renowned painters including Arshile Gorky at the New School for Design Parsons and Max Weber at the Art Students' League. At the end of 1934, Rothko participated in an exhibition at the Gallery Secession, as part of a group of artists that would later become known as 'The Ten' (Expressionists). By 1949, Rothko arrived at his signature style of Color Field painting, characterized by two, three or four floating fields of color, which he repeated in numerous variations to evoke emotion, spirituality and contemplation. Rothko gained prominence over the course of the 1950s as a pioneer of the avant garde, along with Abstract Expressionists Jackson Pollock, William De Kooning and Barnett Newman. At the height of his career, John and Dominique de Menil commissioned Rothko to produce fourteen dark palette paintings for their non-denominational chapel in Houston, now known as the Rothko Chapel. During the late 1950s and 60s, Rothko also produced many works on paper, and in 1968, he transitioned to the medium almost entirely when an aneurysm made it a challenge to work on a large scale.



MARK ROTHKO.



MARK ROTHKO,



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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Mark Rothko with the following criteria: Works on paper laid on canvas, panel or board, created between 1958 and 1969 that exhibit a warm color palette and measure between 15 inches by 15 inches and 36 inches by 36 inches, excluding any compositions that include blue or black. The comparative set excludes Untitled (1958), due to its minimal composition of only one field of color in the lower third of the composition, which sold for £826,900 ($1,629,323) on February 27, 2008 at Sotheby's London and for $123,500 on May 3, 1994 at Christie's New York. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.6% CAGR implied from selected sales occurring from May 2, 1988 to November 12, 2021.

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